Conditional upon completion of
the cash  subscription, placing
and open offer to be made by
Huntingdon Life Sciences Group Plc
in August/September 1998

                             DATED           1998



                       HUNTINGDON LIFE SCIENCES GROUP PLC


                                       and


                      HARFORD CONSULTANCY SERVICES LIMITED


                                       and


                                ROGER PINNINGTON




                                DEED OF VARIATION













                                 Charles Russell
                              8-10 New Fetter Lane
                                     London
                                    EC4A 1RS

                               Tel: 0171 203 5000




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THIS AGREEMENT is made on the         day of                          1998

B E T W E E N:


1. HUNTINGDON LIFE SCIENCES GROUP PLC whose registered office is at Woolley Road, Alconbury, Huntingdon, Cambridgeshire PE17 5HS (the "Company"); and

2. HARFORD CONSULTANCY SERVICES LIMITED [whose registered office is at 15 Lennox Gardens Mews, London SW1X ODP] (the "Consultant"); and

3.  ROGER PINNINGTON of [                            ] ("Mr Pinnington")


AND IS SUPPLEMENTAL to:-



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1.   A  consultancy  agreement  dated  20 March  1995  between  the  Company
     (formerly Huntingdon International Holdings plc) and the Consultant (the "Consultancy Agreement"); and

2.   An  agreement  dated  20  March  1995  between  the  Company  (formerly
     Huntingdon   International   Holdings  plc)  and  Mr  Pinnington   (the
     "Supplemental Agreement"); and

3.   An  agreement  dated 23 December  1995  between  the Company  (formerly
     Huntingdon   International   Holdings  plc) and  the  Consultant (the
     "Variation Agreement").



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WHEREAS



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1.  The Consultant is currently  providing the services of Mr Pinnington to the Company and the Group (as defined below) and the parties wish to record the terms of a variation agreed between them in respect of the Consultancy Agreement, the Supplemental Agreement and the Variation Agreement.

IT IS AGREED as follows:



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1.   The terms of this agreement shall have effect from  [       ]  1998
     ("Effective Date").

2. The period of notice required in order for either the Company or the Consultant to terminate the Consultancy Agreement shall be one month's written notice, given at any time after the Effective Date and clause
     2.2 of the Consultancy Agreement shall be amended accordingly.

3. The duties of Mr Pinnington as set out in clause 3 of the Consultancy Agreement shall cease to apply and the duties of Mr Pinnington shall be as follows:

     3.1   Mr Pinnington will act as a non-executive director of the Company;

     3.2 Mr Pinnington will be subject to the normal duties and responsibilities of a director at law and will be expected to comply with the principles of good corporate governance and guidelines issued from time to time by the Institute of Directors;

     3.3 Mr Pinnington will be required to attend all board meetings of the Company and where relevant, other Group Companies and will be required to make himself available for consultation of the affairs of the Company and, where relevant, other Group Companies;

     3.4 Mr Pinnington will be required to sit on any committees on which he is elected to sit by the Board;

     3.5 Mr Pinnington will be expected to bring an objectivity and independence of view to the discussions of the Board and assist the Board in maintaining high standards of financial probity.



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4.   The  Consultant  shall make Mr  Pinnington  available  to carry out his duties at all reasonable times and, in any event, for a minimum of the equivalent of 1 working day each month, together with any additional time which may be required for committee business. The Company will give to the Consultant reasonable prior notification of the time, date and venue of all meetings of the Board and of any committees to which Mr Pinnington is elected, unless their circumstances do not otherwise permit.

5. The Consultant shall procure that Mr Pinnington attends the Company's premises, when reasonably requested to do so by the Company, in order properly to perform his duties.

6. Clause 4 of the Consultancy Agreement shall cease to apply and in place of the sums provided for in such clause 4, the Company shall pay to the Consultant a fee of (pound)20,000 plus VAT per annum in respect of the services of Mr Pinnington, which fee will accrue from day to day and which will be payable monthly in arrears, within 30 days after receipt of an appropriate VAT invoice from the Consultant. The Consultant and Mr Pinnington confirm, by their signatures to this agreement, that they have no claim against the Company or any Group Company arising out of clause 4 of the Consultancy Agreement and, to the extent that any such claim exists, both the Consultant and Mr Pinnington irrevocably waive such claim and release the Company and/or any Group Company from any liability whatsoever in respect of it.

7. Clause 5 of the Consultancy Agreement shall cease to have effect and the Consultant and Mr Pinnington confirm, by their signatures to this agreement, that they have no claim against the Company or any Group Company arising out of clause 5 of the Consultancy Agreement and, to the extent that any such claim exists, both the Consultant and Mr Pinnington irrevocably waive such claim and release the Company and/or any Group Company from any liability whatsoever in respect of it.

8. Clause 7 of the Consultancy Agreement shall continue for so long as any lease under which a motor car is provided to the Consultant and which is in effect as at the Effective Date remains in full force and effect but so that the Company's obligations pursuant to clause 7 of the Consultancy Agreement will cease immediately upon termination of this agreement for whatever reason.

9. Other than as varied by this agreement, all terms and conditions of the Consultancy Agreement shall remain in full force and effect.

10. All terms and conditions of the Supplemental Agreement shall remain in full force and effect.

11. All terms and conditions of the Variation Agreement shall cease to have effect. The Consultant and Mr Pinnington, by their signatures to this agreement, confirm that they have no claim against the Company or any Group Company arising out of the Variation Agreement and, to the extent that any such claim exists, irrevocably waive such claim and release the Company and/or any Group Company from any liability whatsoever in respect of it.

13.  SEVERENCE

     The various provisions of this agreement are severable and if any provision is held to be invalid or unenforceable by a court of competent jurisdiction then such invalidity or unenforceability shall not affect the remaining provisions of this agreement.

14.  ASSIGNMENT AND DELEGATION

     The Consultant shall not assign this agreement to any person; nor shall the Consultant sub-contract or delegate to any person any of the Consultant's obligations under it.

15.  GOVERNING LAW

15.1 This agreement shall be governed by and construed in accordance with English law.

15.2 The parties agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and submit to the jurisdiction of those courts.

16.   NOTICES

16.1 Any notice or other document to be served under this agreement may be delivered or sent by first class post or telex or facsimile process to the party to be served at its registered office (in the case of the Company marked for the attention of the Company Secretary) for the time being.

16.2 Unless the contrary is proved, any such notice or other document shall be deemed to have been served:

      (a)  if delivered, at the time of delivery;

      (b) if posted, at 10.00am on the second Working Day after it was put into the post; or

      (c) if sent by telex or facsimile process, at the expiration of two hours after the time of despatch, if despatched before 3.00pm on any Working Day, and in any other case at 10.00am on the Working Day following the date of despatch.

16.3 In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or other document was properly addressed and posted as a pre-paid first class letter or that the telex or facsimile message was properly addressed and despatched as the case may be.

17.   DEFINITIONS AND INTERPRETATION

17.1 In this agreement unless the context otherwise requires the following expressions shall have the following meanings:

      "Associated Company"        means:

                           (a)      a  company  which  is not a
                                    Subsidiary  of the  Company
                                    but  whose  issued   equity
                                    share  capital  (as defined
                                    in  s744  of the  Companies
                                    Act 1985) is owned as to at
                                    least 20% by the Company or
                                    one  of  its  Subsidiaries;
                                    and

                           (b)      a Subsidiary (as defined below)

         "Board" the board of directors for the time being of the Company;

         "Group" means the Company and its subsidiaries and Associated Companies for the time being and "Group Company" means any one of them;

         "Subsidiary"               means a  Subsidiary  within  the  meaning
                                    of s736 of the Companies Act 1985;

         "Working Day"              means a day other  than a  Saturday,
                                    Sunday or bank or other
                                    public holiday in England;

17.2 Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

17.3 The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

17.4 References in this Agreement to a person include a body corporate and an incorporated association of persons and references to a company include any body corporate.

17.5 Where appropriate, references to the Executive include his personal representatives.



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IN WITNESS of which this agreement has been executed and delivered the day and year first above written.



EXECUTED as a DEED by               )
HUNTINGDON LIFE SCIENCES            )
GROUP PLC acting by                 )
two directors and/or one director   )
and the secretary                   )

                                             ...............................
                                                                    Director






                                             ...............................
                                                          Director/Secretary



EXECUTED as a DEED by               )
HARFORD CONSULTANCY                 )
SERVICES LTD acting by              )
two directors and/or one director   )
and the secretary                   )

                                              ...............................
                                                                     Director



                                              ...............................
                                                           Director/Secretary




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EXECUTED as a DEED by               )
ROGER A PINNINGTON                  )
in the presence of:                 )


 ...............................
Signature of Witness


 ...............................
Address





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Occupation